Exhibit 99.2
Risk Factors
     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by or on behalf of us, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be negatively affected, and the trading price of our common stock could decline.
     These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. There may be additional risks and uncertainties not presently known to us or that we currently deem immaterial that also may impair our business operations. You should not consider this list to be a complete statement of all potential risks or uncertainties.
     We have separated the risks into the following categories:
•	Liquidity risks;

•	Risks related to our business operations;

•	Risks related to pending litigation;

•	Risks related to the senior living industry; and

•	Risks related to our organization and structure.
Liquidity Risks
     We may not be able to successfully execute our plan to sell certain assets mortgaged pursuant to our German restructure transaction. In addition, the net sales proceeds of the mortgaged North American properties may not be sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transaction.
     In 2010, we sold our German communities and executed debt restructuring agreements with certain of our German lenders. In 2011 and 2012, we intend to sell certain communities and land parcels that are held as collateral for the German electing lenders (the “liquidating trust” more fully described in Management’s Discussion and Analysis — Liquidity). If we are unable to sell these assets or sell them for lower than the anticipated net proceeds, we may not have sufficient cash to meet our obligations under these debt restructuring agreements.
     We may not be able to reach an agreement with lenders to three Canadian communities to allow for the disposition of these properties in order to repay the outstanding debt.
     Three communities in Canada that are wholly owned have been slow to lease up. The debt relating to these communities is non-recourse to us but we have provided operating deficit guarantees to the lender. The principal balance of $46.8 million is due in April 2011. We have begun marketing the communities for sale. If we are unable to sell the properties or the net proceeds from the sale are not sufficient to repay the related debt, it may have an adverse impact on our financial condition, cash flows and results of operations.

     We may not be able to reduce expenses and generate positive operating cash flow.
     In 2010, we engaged in various restructuring transactions, including the buyout of management agreements covering 32 communities. These transactions terminated agreements under which we received management fees of $13.0 million, $17.2 million and $17.7 million in 2010, 2009 and 2008, respectively. If we are unable to reduce our expenses sufficiently to offset this revenue loss, it may have an adverse impact on our financial condition, cash flows and results of operations.
     Our results of operations could be adversely affected if we are required to perform under various financial guarantees or support arrangements that we have entered into as part of our operating strategy.
     As part of our normal operations, we provide debt guarantees and operating deficit guarantees to some of our lenders, ventures, lenders to the ventures, or third party owners. The terms of some of these obligations do not include a limitation on the maximum potential future payments. If we are required to fund or perform under these arrangements, the amounts funded either become loans to the venture, or are recorded as a reduction in revenue or as an expense. If we are required to fund any amounts related to these arrangements, our results of operations and cash flows could be adversely affected. In addition, we may not be able to ultimately recover funded amounts.
     Our failure to generate sufficient cash flow to cover required interest, principal and operating lease payments could result in defaults of the related debt or operating leases.
     At December 31, 2010, we had total indebtedness of $163.0 million and our ventures had total indebtedness of $2.8 billion. We cannot give any assurance that we or our ventures will generate sufficient cash flow from operations to cover required interest, principal and operating lease payments. Any payment or other default could cause the lender to foreclose upon the facilities securing the indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to us. A payment or other default with respect to venture indebtedness also could trigger our obligations under support arrangements, as described in the risk factor above entitled “Our results of operations could be adversely affected if we are required to perform under various financial guarantees or support arrangements that we have entered into as part of our operating strategy”. In some cases, the indebtedness is secured by the community and a pledge of our interests in the community, and in other cases capital stock of certain of our subsidiaries has been pledged as security for indebtedness. In the event of a default, the lender could avoid judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender’s acquisition of the community and impairing our equity interest. Further, because our mortgages generally contain cross-default and cross-collateralization provisions, a nonpayment or other default by us could affect a significant number of communities.
     If our ventures default on their indebtedness and the lenders assert their rights to foreclose on any of the communities, we could lose future income and asset value.
     Sunrise ventures have total debt of $2.8 billion with near-term scheduled debt maturities of $0.7 billion in 2011. Of this $2.8 billion of debt, there is $0.3 billion of long-term debt that is in default as of December 31, 2010. We and our venture partners are working with the venture lenders to obtain covenant waivers and to extend the maturity date of certain of this indebtedness. However, there is no guarantee that particular ventures will be successful in repaying the indebtedness or extending the maturity dates. Further, there could be further defaults under financial covenants in connection with such debt. The construction loans or permanent financing provided by the financial institutions is generally secured by a mortgage or deed of trust on the financed community. Events of default could allow the financial institutions who have extended credit to seek acceleration of the loans and potentially foreclose on the communities securing the loans and/or terminate our management agreement. In such events, we could lose future income if the community can no longer pay management fees to us or if our management agreement is terminated. Further, the value of our equity interest in such communities could be impaired or eliminated.
     Our failure to comply with financial obligations contained in debt instruments could result in the acceleration of the debt extended pursuant to such debt instruments, trigger other rights and restrict our operating and acquisition activity, and in the case of ventures, may cause acceleration of the venture’s debt repayment obligations and any of our correlated guarantee obligations.

     There are various financial covenants and other restrictions applicable to us in our debt instruments, including provisions that:
•	require us to satisfy financial statement delivery requirements;

•	require us to meet certain financial tests;

•	restrict our ability to pay dividends or repurchase our common stock;

•	require consent for a change in control; and

•	restrict our ability and our subsidiaries’ ability to borrow additional funds, dispose of all or substantially all assets, or engage in mergers or other business combinations in which we are not the surviving entity without lender consent.
     These covenants could reduce our flexibility in conducting our operations by limiting our ability to borrow money and may create a risk of default on our debt if we cannot continue to satisfy these covenants. If we default under our debt instruments, the debt extended pursuant to such debt instruments could become due and payable prior to its stated due date. We cannot give any assurance that we could pay this debt if it became due. We are currently unable to borrow under our bank credit facility with Bank of America, National Association (the “Bank Credit Facility”).
     There are various financial covenants, financial statement delivery requirements, and other restrictions applicable to us in the debt instruments relating to certain of our ventures. Failure to comply with these covenants may trigger acceleration of the ventures’ debt repayment obligations and any of our correlated guarantee obligations or give rise to any of the other remedies provided for in such debt instruments. Additionally, certain of our venture agreements provide that an event of default under the venture’s debt instruments that is caused by us may also be considered an event of default by us under the venture agreement, giving our venture partner the right to pursue the remedies provided for in the venture agreement, potentially including a termination and winding up of the venture.
     Certain of our management agreements, both with ventures and with entities owned by third parties, provide that an event of default under the debt instruments applicable to the ventures or the entities owned by third parties that is caused by us may also be considered an event of default by us under the relevant management agreement, giving the non-Sunrise party to the management agreement the right to pursue the remedies provided for in the management agreement, potentially including termination of the management agreement. Further, because our mortgages generally contain cross-default and cross-collateralization provisions, a nonpayment or other default by us could affect a significant number of communities.
     The current economic environment could affect our ability to obtain financing for various purposes, including closing on our proposed new line of credit with KeyBank National Association, refinancing our current Bank Credit Facility under which we are unable to borrow, or other debt due in 2011 and 2012, on reasonable terms which could have other adverse effects on us and the market price of our common stock.
     The United States stock and credit markets have continued to experience price volatility, dislocations and liquidity disruptions. These circumstances have materially impacted liquidity in the financial markets, making the terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing. Continued uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for the continuation of our operations and other purposes. We have entered into a commitment letter with KeyBank National Association (“KeyBank”) regarding the terms of a new $50 million senior revolving line of credit (the “KeyBank Facility”), the closing of which is subject to customary closing conditions and the preparation of definitive documentation. We may not be able to agree on definitive documentation regarding the KeyBank Facility, or either party may be unable to meet some or all of the closing conditions necessary to close on the KeyBank Facility. Furthermore, we may seek to refinance our Bank Credit Facility or other debt due in 2011 and 2012. If we cannot close on the KeyBank Facility or refinance the Bank Credit Facility or other debt due in 2011 and 2012 on reasonable terms, our business may be negatively affected. The current conservative nature of the financial markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to further adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital, including through the issuance of common stock. The current conservative nature of the financial markets have had and may continue to have a material adverse effect on the market value of our common stock and other adverse effects on us and our business.
Risks Related to Our Business Operations
     Due to the dependency of our revenues on private pay sources, events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees (including downturns in housing markets or the economy) could cause our occupancy rates, revenues and results of operations to decline.
     Costs to seniors associated with independent and assisted living services are not generally reimbursable under government reimbursement programs such as Medicare and Medicaid. Only seniors with income or assets meeting or exceeding the comparable median in the regions where our communities are located typically can afford to pay our monthly resident fees. Future downturns or changes in demographics could adversely affect the ability of seniors to afford our resident fees. In addition, downturns in the housing markets, such as the one we are currently experiencing, could adversely affect the ability (or perceived ability) of seniors to afford our resident fees as our customers frequently use the proceeds from the sale of their homes to cover the cost of our fees. If we are unable to retain and/or attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other service offerings, our occupancy rates, revenues and results of operations could decline. In addition, if the recent volatility in the housing market continues further, our results of operations and cash flows could be negatively impacted.
     If our venture communities experience poor performance, we also may need to write down the value of our investment in the venture, which would adversely affect our financial results.
     Termination of resident agreements and vacancies in communities could adversely affect our revenues and earnings.
     State regulations governing assisted living communities generally require written resident agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident agreement for any reason on reasonable notice. Consistent with these regulations, the resident agreements signed by us generally allow residents to terminate their agreement on 30 days’ notice. Thus, we cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements that involve lease agreements with specified leasing periods of up to a year or longer. If a large number of residents elected to terminate their resident agreements at or around the same time, and if our units remained unoccupied, then our revenues and earnings could be adversely affected.
     Our international operations are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results.
     As of December 31, 2010, we operated 15 communities in Canada and 27 communities in the United Kingdom with a total unit capacity of approximately 3,635. Our international operations are subject to numerous risks including: exposure to local economic conditions; varying laws relating to, among other things, employment and employment termination; changes in foreign regulatory requirements; restrictions and taxes on the withdrawal of foreign investment and earnings; government policies against businesses owned by foreigners; investment restrictions or requirements; diminished ability to legally enforce our contractual rights in foreign countries; withholding and other taxes on remittances and other payments by subsidiaries; and changes in and application of foreign taxation structures including value-added taxes. In addition, we have limited experience developing and operating senior living facilities in international markets. If we are not successful in operating in international markets, our results of operations and financial condition may be materially adversely affected.
     Early termination or non-renewal of our management agreements could cause a loss in revenues.
     We operate senior living communities for third parties and unconsolidated ventures pursuant to management agreements. At December 31, 2010, approximately 88.1% of our communities were managed for third parties or unconsolidated ventures. The initial terms of our third-party management agreements usually range from five to 30 years. In most cases, either party to the agreements may terminate upon the occurrence of an event of default caused by the other party. In addition, in some cases, subject to our rights, if any, to cure deficiencies, community owners may terminate us as manager if any licenses or certificates necessary for operation are revoked, if there is a change in control of Sunrise or if we do not maintain a minimum stabilized occupancy level in the community or certain designated performance thresholds. Also, in some instances, a community owner may terminate the management agreement relating to a particular community if we are in default under other management agreements relating to other communities owned by the same owner or its affiliates. Certain of our management agreements, both with ventures and with entities owned by third parties, provide that an event of default under the debt instruments applicable to the ventures or the entities owned by third parties that is caused by us may also be considered an event of default by us under the relevant management agreement, giving the non-Sunrise party to the management agreement the right to pursue the remedies provided for in the management agreement, potentially including termination of the management agreement. Further, because our mortgages generally contain cross-default and cross-collateralization provisions, a nonpayment or other default by us could affect a significant number of communities. Further, in the event of a default on a loan, the lender may terminate us as manager. In some of our agreements, the community owner may have the right to terminate the management agreement for any reason or no reason provided it pays the termination fee specified in the agreement. Also, in some instances, a community owner may have the right to terminate us as manager of a community or portfolio of communities, subject to our cure right if applicable under the circumstances, if the community or the portfolio of communities fails to achieve various performance measures. With respect to communities held in ventures, in some cases, the management agreement can be terminated in connection with the sale by the venture partner of its interest in the venture or the sale of properties by the venture. Early termination of our management agreements or non-renewal or renewal on less-favorable terms could cause a loss in revenues and could negatively impact earnings. In 2010, we were terminated as manager for 32 communities as a result of management agreement buyouts. The management fees related to these communities for the years 2010, 2009 and 2008 were $13.0 million, $17.2 million and $17.7 million, respectively.
     In conjunction with the sale of our equity interests in the Ventas Inc. (“Ventas”) ventures, we and Ventas entered into amended and restated master and management agreements, which set forth revised terms governing the rights and obligations of the parties with respect to the management and other matters related to the Ventas portfolio. The amended and restated agreements are terminable in accordance with numerous and various events of default, a number of which have very limited or no cure rights, and no materiality tests associated with them. We manage 79 communities for Ventas. In 2010, we earned $13.9 million of management fees from these communities. If we are terminated as managers in communities owned by Ventas under the amended and restated agreements, our revenues and earnings could be negatively impacted.
     Ownership of the communities we manage is heavily concentrated with four of our business partners.
     As of December 31, 2010, we managed 79 communities for Ventas, 46 communities for HCP, 35 communities for a privately owned capital partner and 32 for another partner.
     The communities that we manage for these business partners are usually subject to long-term management agreements (up to 30 years) as well as other agreements related to development, support and other guarantee arrangements. This sizeable concentration could give these partners significant influence over our operating strategies and could therefore heighten the business risks disclosed above. A significant concentration might also make us more susceptible to an adverse impact from the financial distress that might be experienced by a partner. Any inability or unwillingness by any of these business partners to satisfy their obligations under their agreements with us including the obligation to make capital expenditures in the communities or to maintain Sunrise’s brand standards, could adversely affect our business, financial condition, results of operations and cash flows.
     Our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners.
     As of December 31, 2010, we had a minority equity interest in ventures that we do not control which owned 137 senior living communities. These ventures involve risks not present with respect to our consolidated communities or the communities that we manage only. These risks include the following:
•	we share or have lesser decision-making authority with certain of our venture partners regarding major decisions affecting the ownership or operation of the venture and the community, such as the sale of the community or the making of additional capital contributions for the benefit of the community and the approval of the annual operating and capital budgets, which may prevent us from taking actions that are opposed by our venture partners;

•	prior consent of our venture partners may be required for a sale or transfer to a third party of our interests in the venture, which restricts our ability to dispose of our interest in the venture;

•	our venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a community or increase our financial commitment to the venture;

•	our venture partners may have business interests or goals with respect to the community that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the community;

•	disputes may develop with our venture partners over decisions affecting the community or the venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the community such as delaying the implementation of important decisions until the conflict or dispute is resolved; and

•	we may suffer losses as a result of the actions of our venture partners with respect to our venture investments.
     We may be unable to extend leases on our operating properties at expiration, in some cases, the lease expiration is as early as 2013.
     We operate 26 communities for which we lease the land and/or building. Some of the leases are set to expire as early as 2013. In connection with the acquisition of Marriott Senior Living Services, Inc. (“MSLS”) in March 2003, we assumed 14 operating leases and renegotiated an existing operating lease agreement for another MSLS community in June 2003. We also entered into two new leases with a landlord who acquired two continuing care retirement communities from MSLS on the same date. Fifteen of the leases expire in 2013, while the remaining two leases expire in 2018. The extension of 14 of these leases beyond the 2013 expiration date will require third party approval. Rent expense from these 17 leases was $50.8 million, $50.4 million and $50.6 million for 2010, 2009 and 2008, respectively.
The refinancing or sale of communities held in ventures may not result in future distributions to us.
     When the majority equity partner in one of our ventures sells its equity interest to a third party, the venture frequently refinances its senior debt and distributes the net proceeds to the equity partners. Distributions received by us are first recorded as a reduction of our investment. Next, we record a liability if there is a contractual obligation or implied obligation to support the venture including through our role as a general partner. Any remaining distributions are recorded as income. We refer to these transactions as “recapitalizations.” Additionally, most of our ventures are structured to provide a distribution to us upon the sale of the communities in the ventures. None of the agreements governing our venture arrangements require refinancings of debt in connection with the sale of equity interests by our venture partners. If the venture does not refinance senior debt or the property has not appreciated we would not receive any distributions in connection with the sale of equity interests by our venture partners. In addition, there can be no assurance that future “recapitalizations” or asset sales will result in distributions to us. In addition, if market conditions deteriorate or our communities experience poor performance, the amounts distributed to us upon “recapitalizations” or assets sales could be materially reduced or we may not receive distributions in some cases.
     Liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations. Furthermore, publicity surrounding some claims against us may cause damage to our reputation, which would not be covered by insurance, but which could harm our business, results of operations and financial condition.
     The senior living business entails an inherent risk of liability. Due to the very nature of our business we hire a large number of employees, and although we use our best efforts to ensure that potential employees are of good moral character, we cannot guarantee that from time to time incidents of abuse or neglect will not occur. In recent years, we, as well as other participants in our industry, have become subject to an increasing number of lawsuits alleging incidents of abuse, negligence or similar claims. Many of these lawsuits involve large claims and significant legal costs. Further, the negative publicity that is likely to ensue as a result of an incident of abuse could cause material damage to our reputation and in turn our financial condition could be adversely affected. We maintain liability insurance policies in amounts we believe are adequate based on the nature and risks of our business, historical experience and industry standards.
     We purchase insurance for property, casualty and other risks from insurers based on published ratings by recognized rating agencies, advice from national insurance brokers and consultants and other industry-recognized insurance information sources. Moreover, certain insurance policies cover events for which payment obligations and the timing of payments are only determined in the future. Any of these insurers could become insolvent and unable to fulfill their obligation to defend, pay or reimburse us for insured claims.
     Certain liability risks, including general and professional liability, workers’ compensation and automobile liability, and employment practices liability are insured in insurance policies with affiliated (i.e., wholly owned captive insurance companies) and unaffiliated insurance companies. We are responsible for the cost of claims up to a self-insured limit determined by individual policies and subject to aggregate limits in certain prior policy periods. Liabilities within these self-insured limits are estimated annually by management after considering all available information, including expected cash flows and actuarial analysis. In the event these estimates are inadequate, we may have to fund the shortfall and our operating results could be negatively impacted.
     Claims may arise that are in excess of the limits of our insurance policies or that are not covered by our insurance policies. If a successful claim is made against us and it is not covered by our insurance or exceeds the policy limits, our financial condition and results of operations could be materially and adversely affected. Our obligations to pay the cost of claims within our self-insured limits include the cost of claims that arise today but are reported in the future. We estimate an amount to reserve for these future claims. In the event these estimates are inadequate, we may have to fund the shortfall and our operating results could be negatively affected. Claims against us, regardless of their merit or eventual outcome, also could have a material adverse effect on our ability to attract residents or expand our business and could require our management to devote time to matters unrelated to the operation of our business. We also have to renew our policies periodically and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases, and we cannot be sure that we will be able to obtain insurance in the future at acceptable levels. We have established a liability for outstanding losses and expenses at December 31, 2010, but the liability may ultimately be settled for a greater or lesser amount. Any subsequent changes are recorded in the period in which they are determined and will be shared with the communities participating in the insurance programs.
     Interest rate increases could adversely affect our earnings because nearly all of our total debt is floating rate debt.
     At December 31, 2010, we had approximately $161.6 million of floating-rate debt at a weighted average interest rate of 2.75%. Debt incurred in the future also may bear interest at floating rates. Therefore, increases in prevailing interest rates could increase our interest payment obligations, which would negatively impact earnings.
     We may be adversely affected by fluctuations in currency exchange rates.
     We are subject to the impact of foreign exchange translation on our financial statements. To date, we have not hedged against foreign currency fluctuations; however, we may pursue hedging alternatives in the future. There can be no assurance that exchange rate fluctuations in the future will not have a material adverse effect on our business, operating results, or financial condition. We recorded $17.1 million, net, in exchange gains in 2010 ($2.2 million in gains related to the Canadian dollar, $15.4 million in gains related to the Euro, which are included in discontinued operations, and $(0.5) million in losses related to the British pound).
     The discovery of environmental problems at any of the communities we own or operate could result in substantial costs to us, which would have an adverse effect on our earnings and financial condition.
     Under various federal, state and local environmental laws, ordinances and regulations, as a current or previous owner or operator of real property, we are subject to various federal, state and local environmental laws and regulations, including those relating to the handling, storage, transportation, treatment and disposal of medical waste generated at our facilities; identification and removal of the presence of asbestos-containing materials in buildings; the presence of other substances in the indoor environment, including mold; and protection of the environment and natural resources in connection with development or construction of our communities.

     Some of our facilities generate infectious or other hazardous medical waste due to the illness or physical condition of the residents. Each of our facilities has an agreement with a waste management company for the proper disposal of all infectious medical waste, but the use of such waste management companies does not immunize us from alleged violations of such laws for operations for which we are responsible even if carried out by such waste management companies, nor does it immunize us from third-party claims for the cost to clean-up disposal sites at which such wastes have been disposed.
     If we fail to comply with such laws and regulations in the future, we would face increased expenditures both in terms of fines and remediation of the underlying problem(s), potential litigation relating to exposure to such materials, and potential decrease in value to our business and in the value of our underlying assets, which would have an adverse effect on our earnings, our financial condition and our ability to pursue our growth strategy. In addition, we are unable to predict the future course of federal, state and local environmental regulation and legislation. Changes in the environmental regulatory framework could result in significant increased costs related to complying with such new regulations and result in a material adverse effect on our earnings. In addition, because environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions on the manner in which we operate our communities, further increasing our cost of operations.
     Unionization may impact wage rates and work rules.
     At December 31, 2010, we had approximately 31,700 employees of which approximately 350 were employed at our community support office. Certain employees at two communities in Canada were represented by two different unions. Approximately 75 employees at one of the communities were covered by a union contract which was effective until March 31, 2011. We believe that a union free workplace is in the best interest of our residents, our team members and us and accordingly, we plan to expend significant organizational efforts to maintain a union free workplace.
Risks Related to Pending Litigation
     We are involved in litigation matters that could result in substantial monetary damages that could have a material adverse effect on our financial condition and results of operations if we do not prevail.
     As described in Item 3, “Legal Proceedings” in our 2010 Form 10-K filed with the SEC on February 25, 2011, we are currently involved in several lawsuits. If we do not prevail in these or other lawsuits, we may be required to pay substantial monetary damages, which could have a material adverse effect on our financial condition and results of operations.
Risks Related to the Senior Living Industry
     Competition in our industry is high and may increase, which could impede our growth and have a material adverse effect on our revenues and earnings.
     The senior living industry is highly competitive. We compete with numerous other companies that provide similar senior living alternatives, such as home health care agencies, community-based service programs, retirement communities, convalescent centers and other senior living providers. In general, regulatory and other barriers to competitive entry in the independent and assisted living segments of the senior living industry are not as substantial as in the skilled nursing segment of the senior living industry. In pursuing our growth strategies, we have experienced and expect to continue to experience competition in our efforts to develop and operate senior living communities. We expect that there will be competition from existing competitors and new market entrants, some of whom may have greater financial resources and lower costs of capital than we are able to obtain. Consequently, we may encounter competition that could limit our ability to attract new residents, increase resident fee rates, attract and retain capital partners for our ventures or expand our development activities or our business in general, which could have a material adverse effect on our revenues and results of operations. Similarly, overbuilding or oversupply in any of the markets in which we operate could cause us to experience decreased occupancy, reduced operating margins and lower profitability. Increased competition for residents could also require us to undertake unbudgeted capital improvements or to lower our rates, which could adversely affect our results of operations.

     Our success depends on attracting and retaining skilled personnel and increased competition for or a shortage of skilled personnel could increase our staffing and labor costs, which we may not be able to offset by increasing the rates we charge to our residents.
     We compete with various health care services providers, including other senior living providers, in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain skilled management personnel who are responsible for the day-to-day operations of each community. Turnover rates and the magnitude of the shortage of nurses, therapists or other trained personnel vary substantially from community to community. Increased competition for or a shortage of nurses, therapists or other trained personnel or general inflationary pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rates we charge to our residents or our management fees. If there is an increase in these costs or if we fail to attract and retain qualified and skilled personnel, our business, including our ability to implement our growth strategy, and operating results could be harmed.
     The need to comply with government regulation of senior living communities may increase our costs of doing business and increase our operating costs.
     Senior living communities are generally subject to regulation and licensing by federal, state and local health and social service agencies and other regulatory authorities. Although requirements vary from state to state and community to community, in general, these requirements may include or address:
•	personnel education, training, and records;

•	administration and supervision of medication;

•	the provision of nursing services;

•	admission and discharge criteria;

•	documentation, reporting and disclosure requirements;

•	staffing requirements;

•	monitoring of resident wellness;

•	physical plant specifications;

•	furnishing of resident units;

•	food and housekeeping services;

•	emergency evacuation plans; and

•	resident rights and responsibilities.
     In several of the states in which we operate or intend to operate, laws may require a certificate of need before a senior living community can be opened. In most states, senior living communities are also subject to state or local building codes, fire codes, and food service licensing or certification requirements.
     Stand-alone independent living communities typically are not regulated as senior care facilities. However, communities that feature a combination of senior living options such as CCRCs, consisting of independent living campuses with a promise of future assisted living and/or skilled nursing services and an entrance fee requirement, are regulated by state government. The agency with jurisdiction varies from state to state. Examples include departments of insurance, health, social services or aging. State regulation of CCRCs typically requires comprehensive disclosure of such things as financial condition of the community, fees and other costs, material events affecting the CCRC and contractual obligations to the residents.

     Communities licensed to provide skilled nursing services generally provide significantly higher levels of resident assistance. Communities that are licensed, or will be licensed, to provide skilled nursing services may participate in federal health care programs, including the Medicare and Medicaid programs. In addition, some licensed assisted living communities may participate in state Medicaid-waiver programs. Such communities must meet certain federal and/or state requirements regarding their operations, including requirements related to physical environment, resident rights, and the provision of health services. Communities that participate in federal health care programs are entitled to receive reimbursement from such programs for care furnished to program beneficiaries and recipients.
     Senior living communities that include assisted living facilities, nursing facilities, or home health care agencies are subject to periodic surveys or inspections by governmental authorities to assess and assure compliance with regulatory requirements. Such unannounced surveys may occur annually or bi-annually, or can occur following a state’s receipt of a complaint about the community. As a result of any such inspection, authorities may allege that the senior living community has not complied with all applicable regulatory requirements. Typically, senior living communities then have the opportunity to correct alleged deficiencies by implementing a plan of correction. In other cases, the authorities may enforce compliance through imposition of fines, imposition of a provisional or conditional license, suspension or revocation of a license, suspension or denial of admissions, loss of certification as a provider under federal health care programs, or imposition of other sanctions. Failure to comply with applicable requirements could lead to enforcement action that can materially and adversely affect business and revenues. Like other senior living communities, we have received notice of deficiencies from time to time in the ordinary course of business.
     Regulation of the senior living industry is evolving. Our operations could suffer if future regulatory developments, such as mandatory increases in scope of care given to residents, licensing and certification standards are revised, or a determination is made that the care provided by one or more of our communities exceeds the level of care for which the community is licensed. If regulatory requirements increase, whether through enactment of new laws or regulations or changes in the application of existing rules, our operations could be adversely affected. Furthermore, there have been numerous initiatives on the federal and state levels in recent years for reform affecting payment of health care services. Some aspects of these initiatives could adversely affect us, such as reductions in Medicare or Medicaid program funding.
     We are also subject to certain federal and state laws that regulate financial arrangements by health care providers, such as the Federal Anti-Kickback Law. This law makes it unlawful for any person to offer or pay (or to solicit or receive) “any remuneration...directly or indirectly, overtly or covertly, in cash or in kind” for referring or recommending for purchase of any item or service which is eligible for payment under the Medicare or Medicaid programs. Authorities have interpreted this statute very broadly to apply to many practices and relationships between health care providers and sources of patient referral. If a health care provider were to violate the Anti-Kickback Law, it may face criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as Medicare and Medicaid. Similarly, health care providers are subject to the False Claims Act with respect to their participation in federal health care reimbursement programs. Under the False Claims Act, the government or private individuals acting on behalf of the government may bring an action alleging that a health care provider has defrauded the government and seek treble damages for false claims and the payment of additional civil monetary penalties. Many states have enacted similar anti-kickback and false claims laws that may have a broad impact on health care providers and their payor sources. Recently other health care providers have faced enforcement action under the False Claims Act. It is difficult to predict how our revenue could be affected if we were subject to an action alleging violations.
     We are also subject to federal and state laws designed to protect the confidentiality of patient health information. The U.S. Department of Health and Human Services has issued rules pursuant to HIPAA relating to the privacy of such information. In addition, many states have confidentiality laws, which in some cases may exceed the federal standard. We have adopted procedures for the proper use and disclosure of residents’ health information in compliance with the relevant state and federal laws, including HIPAA.

Risks Related to Our Organization and Structure
     Anti-takeover provisions in our governing documents and under Delaware law could make it more difficult to effect a change in control.
     Our restated certificate of incorporation and amended and restated bylaws and Delaware law contain provisions that could make it more difficult for a third party to obtain control of us or discourage an attempt to do so. In addition, these provisions could limit the price some investors are willing to pay for our common stock. These provisions include:
•	Board authority to issue preferred stock without stockholder approval. Our Board of Directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval. The issuance of preferred stock could adversely affect the voting power of the holders of our common stock and could be used to discourage, delay or prevent a change in control of Sunrise;

•	Filling of Board vacancies; removal. Any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the vote of a majority of the directors then in office, and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders. Directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors, provided, that no special meeting may be called at the request of the stockholders for the purpose of removing any director without cause;

•	Other constituency provision. Our Board of Directors is required under our certificate of incorporation to consider other constituencies, such as employees, residents, their families and the communities in which we and our subsidiaries operate, in evaluating any proposal to acquire the Company. This provision may allow our Board of Directors to reject an acquisition proposal even though the proposal was in the best interests of our stockholders subject to any overriding applicable law;

•	Call of special meetings. A special meeting of our stockholders may be called only by the chairman of the board, the president, by a majority of the directors or by stockholders possessing at least 25% of the voting power of the issued and outstanding voting stock entitled to vote generally in the election of directors, provided, that no special meeting may be called at the request of the stockholders for the purpose of removing any director without cause. This provision limits the ability of stockholders to call special meetings;

•	Stockholder action instead of meeting by unanimous written consent. Any action required or permitted to be taken by the stockholders must be affected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders, unless such consent is unanimous. This provision limits the ability of stockholders to take action by written consent in lieu of a meeting;

•	Supermajority vote of stockholders or the directors required for bylaw amendments. A two-thirds vote of the outstanding shares of common stock is required for stockholders to amend the bylaws. Amendments to the bylaws by directors require approval by at least a two-thirds vote of the directors. These provisions may make more difficult bylaw amendments that stockholders may believe are desirable;

•	Two-thirds stockholder vote required to approve some amendments to the certificate of incorporation. A two-thirds vote of the outstanding shares of common stock is required for approval of amendments to the foregoing provisions that are contained in our certificate of incorporation. All amendments to the certificate of incorporation must first be proposed by a two-thirds vote of directors. These supermajority vote requirements may make more difficult amendments to these provisions of the certificate of incorporation that stockholders may believe are desirable; and

•	Advance notice bylaw. We have an advance notice bylaw provision requiring stockholders intending to present nominations for directors or other business for consideration at a meeting of stockholders to notify us by a certain date depending on whether the matters are to be considered at an annual or special meeting. Stockholders proposing matters for consideration at an annual meeting must provide notice not earlier than 120 days and not later than 90 days prior to the anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, stockholder notice must be delivered not earlier than 120 days and not later than 90 days prior to the date of such annual meeting, provided, however, that if the first public announcement of the date is less than 100 days prior to the date of such annual meeting, then stockholder notice must be delivered not later than the 10th day following such public announcement. Stockholders proposing matters for consideration at a special meeting must provide notice not less than 120 calendar days prior to the date of the special meeting, provided, however, that if the first public announcement of the date of such special meeting is less than 130 days prior to the date of such special meeting, stockholder notice must be delivered not later than the 10th day following such public announcement.
     In addition to the anti-takeover provisions described above, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a person beneficially owning, directly or indirectly, 15% or more of our outstanding common stock from engaging in a business combination with us for three years after the person acquired the stock. However, this prohibition does not apply if (A) our Board of Directors approves in advance the person’s ownership of 15% or more of the shares or the business combination or (B) the business combination is approved by our stockholders by a vote of at least two-thirds of the outstanding shares not owned by the acquiring person. When we were formed, the Klaassens and their respective affiliates and estates were exempted from this provision.
     Our Board of Directors has adopted a stockholder rights agreement that could discourage a third party from making a proposal to acquire us.
We have a stockholder rights agreement that was adopted in April 2006, as amended in November 2008 and January 2010. The stockholder rights agreement may discourage a third party from making an unsolicited proposal to acquire us. Under the agreement, preferred stock purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition, directly or indirectly through certain derivative positions, of 10% or more of our outstanding common stock, except that stockholders who beneficially owned more than 10% of our stock as of November 19, 2008 were permitted to maintain their existing ownership positions without triggering the preferred stock purchase rights. In addition, we amended the agreement in January 2010 to permit FMR LLC to acquire up to 14.9% of our stock under certain circumstances without triggering the preferred stock purchase rights. If triggered, these rights would entitle our stockholders, other than the person triggering the rights, to purchase our common stock, and, under certain circumstances, the common stock of an acquirer, at a price equal to one-half the market value of our common stock.